Exhibit 10.33

MULLEN AUTOMOTIVE, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of this 5th day of August 2024, by and between John Taylor, an individual (“Employee”) and Mullen Automotive, Inc., a Delaware corporation (the “Company”). Employee shall commence his duties as President and Senior Vice President of Global Manufacturing Operations (“SVP-GMO”) of the Company’s commercial division effective 6 August 2024.

PREAMBLE

The Company desires to employ Employee as the President and SVP-GMO of the Company’s commercial division and to compensate Employee therefore. Employee desires to be employed by the Company and to commit to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1.    Definitions.

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of Employees generally, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

“Cause” shall mean any of the following: (A) conviction of, or the entry of a plea of guilty or no contest to, a felony, a crime of moral turpitude, or any other crime that causes the Company public disgrace or disrepute, or which materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Executive’s employment or other service; (C) alcohol abuse or use of either illegal drugs or controlled drugs (other than in accordance with a physician’s prescription); (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company (other than due to a disability), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof (and for the avoidance of doubt, the relevant refused obligation or duty will be specifically identified in such written notice); (E) material breach of any agreement with or duty owed to the Company, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof (and for the avoidance of doubt, if applicable, the relevant breached duty will be specifically identified in such written notice); (F) any breach of any obligation or duty to the Company (whether arising by statute, common law or agreement) relating to confidentiality, non-competition, non-solicitation, trade secrets, and/or proprietary rights; or (G) violation of the Company’s written policies or codes of conduct, including those related to discrimination, harassment, performance of illegal or unethical practices, and ethical misconduct.

“Change of Control” shall mean the occurrence of one or more of the following events:

●	A Reorganization; or

●	A sale of all or substantially all of the assets of the Company, time as its chairman.

“Chairman” shall mean the individual designated by the Board from time to time as its chairman.

“Chief Executive Officer” shall mean the individual having responsibility to the Board for direction and management of all operational affairs of the Company and who reports and is accountable only to the Board.

“Company” shall mean Mullen Automotive, Inc., a Delaware corporation and any of its subsidiaries.

“Competitive Business Activity” shall mean the development, production, marketing and sale of vehicles.

“Director” shall mean the individual designated by the Board from time to time as a director of the Company.

“Disability” shall mean a written determination by an independent physician mutually agreeable to the Company and Employee (or, in the event of Employee’s total physical or mental disability, Employee’s legal representative) that Employee is physically or mentally unable to perform his duties of President and SVP-GMO of the Company’s commercial division under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Employee” shall mean John Taylor and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

“Performance Year” shall mean each twelve-month period of employment under this Agreement commencing upon the date of this Agreement.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, limited liability company, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§ 13(d)(3) and 14(d)(2) of the Exchange Act.

“President” shall mean the individual having responsibility to the Chief Executive Officer and Board for the day-to-day direction and management of the operational affairs of the Company’s commercial division and who reports and is accountable only to the Chief Executive Officer and Board.

“Senior Vice President of Global Manufacturing Operations” shall mean the individual on the senior leadership team that is in charge of directing and managing all manufacturing activities of the Company’s commercial division by developing and implementing manufacturing strategies that are in line with corporate objectives as a strategic leader to achieve operational excellence, increase productivity, and foster business expansion.

“Reorganization” shall mean any transaction, or any series of transactions consummated in a 12‑month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

“Territory” shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

2.    Position and Responsibilities.

2.01    Position. Employee shall serve as the President and SVP-GMO of the Company’s commercial division. In this capacity, Employee shall, subject to the bylaws of the Company, and to the direction of the Chief Executive Officer and the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position in accordance with the standards of the industry in which the Company carries on its business.

2.02    Reporting. Employee, in his capacity as President and SVP-GMO of the Company’s commercial division, will report directly to the Chief Executive Officer and the Board.

2.03    Time and Efforts Covenant. Employee will, to the best of his ability, devote such time and efforts as are necessary to the performance of his duties for the Company and its subsidiaries.

2.04    Employee’s Commitment. During Employee’s employment with the Company, Employee will not undertake or engage in any other employment, occupation or business enterprise inconsistent with his obligations under this Agreement. Subject to the foregoing, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any entity engaging in Competitive Business Activity, so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii) are regularly traded on a national securities exchange or quoted for trading by the NASDAQ Stock Market.

2.05    Relocation and Relocation Expenses. Employee’s place of employment will not be located outside the United States. In connection with Employee’s employment with the Company, Employee will be expected to work out of the Company’s Troy, Michigan office. To assist with the relocation, Employee will be entitled to reimbursement of all reasonable and pre-approved relocation expenses, subject to, and as outlined in the Company’s Moving and Relocation Policy, which is attached hereto as Exhibit A.

Additionally, Employee shall receive a one-time payment of $100,000.00, less all applicable taxes and withholdings, for certain real estate expenses incurred as a result of said relocation. The first half of this one-time payment ($50,000.00) was made to Employee on October 4, 2024. The second half of this one-time payment was made to Employee on November 1, 2024.

2.06    Confidential Information. Employee recognizes and acknowledges that the Company’s trade secrets and proprietary information and know how, as they may exist from time to time and to the extent, they are unique to and internally developed by the Company (“Confidential Information”), are valuable assets of the Company’s business, access to and knowledge of which are essential to the performance of Employee’s duties hereunder Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided, however, that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Employee agrees to hold as the Company’s property all memoranda, books, papers, letters, customer and supplier lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by his or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.07    Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

2.08    Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which gives them a special value to the Company. Employee further recognizes that material and intentional violations by Employee of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such material and intentional violations may result in irreparable and continuing harm to the Company. Employee agrees that, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 3 of this Agreement, the Company shall be entitled to injunctive relief to restrain any material and intentional violation, actual or threatened, by Employee of the provisions of Section 2 of this Agreement.

2.09    Work Products.

(a)    Employee agrees promptly to disclose and deliver to the Company any and all, and hereby assigns, transfers, and sets over to the Company, Employee’s entire and exclusive right, title, and interest, including rights in the nature of patent rights, trademark rights, copyrights, trade secrets, or design rights, in and to any and all, improvements, inventions, developments, discoveries, works of authorship, innovations, systems, techniques, ideas, processes, programs, listings, and other things that may be of assistance to the Company, whether patentable or unpatentable, relating to or arising out of any development, service, or product of, or pertaining in any manner to the business of, the Company whether conceived, developed, or learned by Employee, alone or with others, during or after normal business hours, while employed by the Company (collectively, “Work Products”). These include only items that would be construed as part of the Company’s business plan. Any other unrelated activities that do not relate to the business plan of the Company will be the property of any third party and/or the Employee, whichever is applicable. Any developments for any third party shall be made solely on the Employee’s personal time and not during business hours. The foregoing assignment includes, without limitation, all such rights in the United States of America and throughout the world, and to any letters patent, applications for letters patent, any division, reissue, extension, continuation, or continuation in part thereof, or any copyright or trademark registrations that may be granted and issued for such Work Products. Employee hereby authorizes and requests the Commissioner of Patents and Trademarks or other appropriate government official to issue any such Letters Patent or registrations to the Company, its successors, and assigns.

(b)    The parties intend that the Company have the sole and exclusive right, title, and interest in such Work Products. Employee acknowledges and agrees that all Work Products will be and remain the exclusive property of the Company and that Employee will, upon the request of the Company, and without further compensation, do all lawful things requested by the Company to ensure the Company’s ownership of the Work Products, including, without limitation, the execution of all documents requested by the Company to assign and transfer to the Company and its assigns all of Employee’s right, title, and interest in the Work Products, if any, and to enable the Company to file and obtain patents, copyrights, and other proprietary rights in the United States and foreign countries relating to the Work Products. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute all documents relating to such registrations, applications, and assignments. The provisions of this Section 2.09 will survive the expiration or termination of this Agreement for any reason.

3.    Compensation.

3.01    Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder an annual base salary of $360,000.00 and 75,000 restricted shares (as adjusted for any reverse stock split the Company may initiate) of common stock of the Company, post-merger, per year (the “Annual Compensation”). Employee’s salary shall be payable in periodic installments in accordance with the Company’s usual practice for similarly situated Employees of the Company.

3.02    Car Allowance. For each month of his employment, Employee shall receive an automotive allowance of $1,000, less any applicable withholdings.

3.03    Incentive Compensation. In addition to his Annual Compensation, Employee shall be entitled to receive annual incentive compensation in such further amounts, if any, as determined by the Board from time to time (the “Incentive Compensation”). The Board may designate additional Incentive Compensation, based on production and/or performance, as it desires and said additions shall be attached as an addendum to this Agreement. Any Incentive Compensation which is not deductible in the opinion of the Company’s counsel under § 162(m) of the Internal Revenue Code of 1986 as amended, shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee’s right to such payment being absolute so long as Employee remains employed by the Company, subject only to the provisions of Section 2.09.

3.04    Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated Employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

4.    Term/Termination.

4.01    Limited Duration Employment. The Employee’s employment with the Company is for one (1) year.

4.02    Termination by the Company for Reasons Other Than Cause. If the Company terminates the employment of Employee and such termination is not for Cause (a “Termination by the Company for Reasons Other Than Cause”), then, the Company shall pay to Employee (i) an amount equal to Employee’s Annual Compensation at the time of such termination (the “Salary Termination Payment”). The Salary Termination Payment shall be paid to Employee no later than 90 days after the date of such termination. To the extent that Employee is not fully vested in Benefits from any pension or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall obtain and pay the premium upon an annuity policy to provide Employee with Benefits as though he had been fully vested on the date that his employment terminated.

4.03    Constructive Discharge. If the Company (a) subjects Employee to a diminution in his title(s), responsibilities, or in his then-current Annual Compensation, (b) fails to comply with the provisions of Section 3, (c) locates Employee’s place of employment outside the United States, or (d) engages in any material and intentional breach of the Company’s principal obligations under this Agreement which is not remedied within fifteen (15) business days after receipt of written notice from the Employee (a “Constructive Discharge”), Employee may at his option terminate his employment, and such termination shall be considered to be a Termination by the Company for Reasons Other Than Cause.

4.04    Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause (a “Termination by the Company for Cause”). Effective as of the date of Termination by the Company for Cause, this Agreement, except for Sections 2.06 through 2.9, shall terminate, and no further payments of the Compensation described in Section 3 (except for such remaining payments of Annual Compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of expenses incurred prior to such termination under Section 3.04) shall be made.

4.05    Termination on Account of Employee’s Death. In the event of Employee’s death during his employment at the Company, the Company shall pay to Employee’s beneficiary or beneficiaries (or to his estate if he fails to make such a designation) an amount equal to his Annual Compensation earned through the date of Employee’s death. Employee may designate one or more beneficiaries for the purposes of this Section 4.05 by making a written designation and delivering such designation to the Board of Directors. If Employee makes more than one such written designation, the designation last received before Employee’s death shall control.

4.06    Disability. If Employee shall sustain a Disability, the Company shall continue to pay to Employee while such Disability continues the full amount of his then-current Annual Compensation for the three-month period next succeeding the date upon which such Disability shall have been so certified, as well as a prorated amount of any Incentive Compensation which would have been paid to Employee at the end of the year. Thereafter, if Employee’s Disability shall continue, the employment of Employee under this Agreement shall terminate and all obligations of Employee shall cease and Employee shall be entitled to receive the Benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Section 3.04 as well as the acceleration of the exercise date of any incentive stock options granted prior to Employee’s Disability.

5.    Stock Options. Employee will be eligible to participate in any Company stock option plan and will participate at the level of other similarly situated Employees in such plan or any future stock incentive plans established by the Company.

6.    Indemnification. The Company shall indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Employee serves at the request of the Company to the maximum extent permitted by applicable law. The Company shall advance to Employee the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from Employee to repay any such amounts advanced to Employee in the event and to the extent of any subsequent determination by an agency of competent jurisdiction that Employee was not entitled to indemnification hereunder. In the event that Employee is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, Employee shall promptly notify the Company thereof. Following such notice, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel satisfactory to Employee in its reasonable judgment. After notice from the Company to Employee of the Company’s election to assume the defense of such Employee, the Company will not be liable to Employee hereunder for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof other than reasonable costs of investigation. Employee shall not settle any action or claim against Employee without the prior written consent of the Company except at such Employee’s sole cost and expense.

7.    Miscellaneous.

7.01    Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a Reorganization, merger or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

7.02    Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California.

7.03    Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.04    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company to:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, CA 92821

If to Employee to:

John Taylor

7.05    Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision or as a waiver of any breach of another provision.

7.06    Binding Effect. Subject to the provisions of Sections 4 & 7 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto. All obligations of Employee with respect to any shares covered by this Agreement shall, as the context requires, bind Employee’s spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

7.07    Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

7.08    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.09    Entire Agreement. This  Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof with the exception of the January 5, 2024 Additional Conditions of Employment agreement, attached hereto as Exhibit B.

In witness whereof, on the date first written above, the undersigned do hereby agree to the terms contained herein.

COMPANY:

Mullen Automotive, Inc.

By:	/s/ David Michery
Name: DAVID MICHERY
Title: CEO

EMPLOYEE:

By:	/s/ John Taylor
Name: JOHN TAYLOR

EXHIBIT B

MULLEN AUTOMOTIVE, INC.

ADDITIONAL CONDITIONS OF EMPLOYMENT

In addition to the compensation and benefits outlined in the Employment Agreement entered into by and between John Taylor, an individual (“Employee”) and Mullen Automotive, Inc., a Delaware corporation (the “Company”) on the 5th day of August 2024, the Employee and Company have agreed to following:

●	A 2023 Production Bonus not to exceed $300,000;

●	A 2024 Performance Award payable and predicated on the achievement of established milestones; and

●	Reorganization the Company’s Tunica, Mississippi facility so that Employee is responsible for overall management and direction of the facility.